ADMINISTRATION AND ACCOUNTING SERVICES AGREEMENT
                ------------------------------------------------

      THIS AGREEMENT is made as of _________, 2006 by and between PFPC Inc., a Massachusetts corporation ("PFPC"), and EIP INVESTMENT TRUST a Delaware statutory trust (the "Trust") on behalf of the Funds listed on Schedule A attached hereto, as such Schedule A may be amended from time to time (each a "Fund").

                             W I T N E S S E T H :

      WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

      WHEREAS, the Trust on behalf of each Fund wishes to retain PFPC to provide administration and accounting services to each Fund, and PFPC wishes to furnish such services.

      NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, and intending to be legally bound hereby the parties hereto agree as follows:

1.    Definitions. As used in this Agreement:

      (a)   "1933 Act" means the Securities Act of 1933, as amended.

      (b)   "1934 Act" means the Securities Exchange Act of 1934, as amended.

      (c) "Authorized Person" means any officer of a Fund and any other person duly authorized by the Trust's Board of Trustees to give Oral Instructions and Written Instructions on behalf of a Fund. An Authorized Person's scope of authority may be limited by setting forth such limitation in a written document signed by both parties hereto.

      (d)   "CEA" means the Commodities Exchange Act, as amended.

      (e) "Oral Instructions" means oral instructions received by PFPC from an Authorized Person or from a person reasonably believed by PFPC to be an Authorized Person. PFPC may, in its sole discretion in each separate instance, consider and rely upon instructions it receives from an Authorized Person via electronic mail as Oral Instructions.


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

      (f)   "SEC" means the Securities and Exchange Commission.

      (g) "Securities Laws" means the 1933 Act, the 1934 Act, the 1940 Act and the CEA.

      (h) "Shares" means the shares of beneficial interest of any series or class of each Fund.

      (i) "Written Instructions" means (i) written instructions signed by an Authorized Person and received by PFPC or (ii) trade instructions transmitted (and received by PFPC) by means of an electronic transaction reporting system access to which requires use of a password or other authorized identifier. The instructions may be delivered electronically (with respect to sub-item (ii) above) or by hand, mail, tested telegram, cable, telex or facsimile sending device.

2. Appointment. The Trust on behalf of each Fund hereby appoints PFPC to provide administration and accounting services to each Fund, in accordance with the terms set forth in this Agreement. PFPC accepts such appointment and agrees to furnish such services.

3. Compliance with Rules and Regulations. PFPC undertakes to comply with all applicable requirements of the Securities Laws, and any laws, rules and regulations of governmental authorities having jurisdiction with respect to the duties to be performed by PFPC hereunder. Except as specifically set forth herein, PFPC assumes no responsibility for such compliance by a Fund or other entity.

4.    Instructions.

      (a) Unless otherwise provided in this Agreement, PFPC shall act only upon Oral Instructions or Written Instructions.


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      (b)   PFPC shall be entitled to rely upon any Oral Instruction or Written
            Instruction it receives from an Authorized Person (or from a person reasonably believed by PFPC to be an Authorized Person) pursuant to this Agreement. PFPC may assume that any Oral Instruction or Written Instruction received hereunder is not in any way inconsistent with the provisions of organizational documents or this Agreement or of any vote, resolution or proceeding of the Trust's Board of Trustees or of a Fund's shareholders, unless and until PFPC receives Written Instructions to the contrary.

      (c) The Trust on behalf of each Fund agrees to forward to PFPC Written Instructions confirming Oral Instructions (except where such Oral Instructions are given by PFPC or its affiliates) so that PFPC receives the Written Instructions by the close of business on the same day that such Oral Instructions are received. The fact that such confirming Written Instructions are not received by PFPC or differ from the Oral Instructions shall in no way invalidate the transactions or enforceability of the transactions authorized by the Oral Instructions or PFPC's ability to rely upon such Oral Instructions.

5.    Right to Receive Advice.

      (a) Advice of the Fund. If PFPC is in doubt as to any action it should or should not take, PFPC may request directions or advice, including Oral Instructions or Written Instructions, from the relevant Fund.

      (b) Advice of Counsel. If PFPC shall be in doubt as to any question of law pertaining to any action it should or should not take, PFPC may request advice from counsel of its own choosing (who may be counsel for a Fund, the Fund's investment adviser or PFPC, at the option of
            PFPC).


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

      (c) Conflicting Advice. In the event of a conflict between directions or advice or Oral Instructions or Written Instructions PFPC receives from a Fund and the advice PFPC receives from counsel, PFPC may rely upon and follow the advice of counsel. Reliance on such advice, however, does not excuse PFPC from its duties under this Agreement.

      (d) Protection of PFPC. PFPC shall be indemnified by each Fund and without liability any action PFPC takes or does not take in reliance upon directions or advice or Oral Instructions or Written Instructions PFPC receives from or on behalf of a Fund or from counsel and which PFPC believes, in good faith, to be consistent with those directions or advice and Oral Instructions or Written Instructions. Nothing in this section shall be construed so as to impose an obligation upon PFPC (i) to seek such directions or advice or Oral Instructions or Written Instructions, or (ii) to act in accordance with such directions or advice or Oral Instructions or Written Instructions unless, under the terms of other provisions of this Agreement, the same is a condition of PFPC's properly taking or not taking such action.

6.    Records; Visits.


      (a) The books and records pertaining to a Fund or the Trust which are in the possession or under the control of PFPC shall be the property of such Fund or the Trust, as applicable. Such books and records shall be prepared and maintained as required by the 1940 Act and other applicable securities laws, rules and regulations. Each Fund and Authorized Persons shall have access to such books and records at all times during PFPC's normal business hours. Upon the reasonable request of a Fund, copies of any such books and records shall be provided by PFPC to such Fund or to an Authorized Person, at such Fund's expense.


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      (b)   PFPC shall keep the following records:

            (i) all books and records with respect to each Fund's books of account;

            (ii)  records of each Fund's securities transactions; and

            (iii) all other books and records as PFPC is required to maintain pursuant to Rule 31a-1 of the 1940 Act in connection with the services provided hereunder.

7. Confidentiality. Each party shall keep confidential any information relating to the other party's business ("Confidential Information"). Confidential Information shall include information related to the Trust, a Fund, PFPC or a Fund's investment manager (the "Manager") including the following: (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of the Trust, a Fund, the Manager or PFPC, their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords the Trust, a Fund, the Manager or PFPC a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained and was obtained through some means other than through the performance of an agreement between PFPC and an affiliate of a Fund; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party's knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law (provided the receiving party will provide the other party written notice of the same, to the extent such notice is permitted); (f) is relevant to the defense of any claim or cause of action asserted against the receiving party; (g) is Fund information provided by PFPC in connection with an independent third party compliance or other review conducted for the benefit of PFPC or a Fund and not for the benefit of any investor and provided that such confidential information is only disclosed to parties that have signed a confidentiality agreement at least as restrictive as this Section 7; (h) is necessary for PFPC to release such information in connection with the provision of services under this Agreement; or (i) has been or is independently developed or obtained by the receiving party. The provisions of this Section 7 shall survive termination of this Agreement.


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

8. Liaison with Accountants. PFPC shall act as liaison with each Fund's independent public accountants and shall provide account analyses, fiscal year summaries, and other audit-related schedules with respect to each Fund. PFPC shall take all reasonable action in the performance of its duties under this Agreement to assure that the necessary information is made available to such accountants for the expression of their opinion, as required by a Fund.


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

9. PFPC System. PFPC shall retain title to and ownership of any and all data bases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by PFPC in connection with the services provided by PFPC to a Fund. Notwithstanding the foregoing, the parties acknowledge each Fund shall retain all ownership rights in Fund data which resides on the PFPC System.

10. Disaster Recovery. PFPC shall enter into and shall maintain in effect with appropriate parties one or more agreements making reasonable provisions for emergency use of electronic data processing equipment to the extent appropriate equipment is available. In the event of equipment failures, PFPC shall, at no additional expense to a Fund, take reasonable steps to minimize service interruptions. PFPC shall have no liability with respect to the loss of data or service interruptions caused by equipment failure, provided such loss or interruption is not caused by PFPC's own willful misfeasance, bad faith, gross negligence or reckless disregard of its duties or obligations under this Agreement.

11.   Compensation.

      (a) As compensation for services rendered by PFPC during the term of this Agreement, each Fund will pay to PFPC a fee or fees as may be agreed to from time to time in writing by such Fund and PFPC.

      (b) The undersigned hereby represents and warrants to PFPC that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to PFPC or to the adviser or sponsor to a Fund in connection with this Agreement, including but not limited to any fee waivers, conversion cost reimbursements, up front payments, signing payments or periodic payments made or to be made by PFPC to such adviser or sponsor or any affiliate of the Fund relating to this Agreement have been fully disclosed to the Board of Trustees of the Trust and that, if required by applicable law, such Board of Trustees has approved or will approve the terms of this Agreement, any such fees and expenses, and any such benefits.


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

12. Indemnification. The Trust, on behalf of each Fund, agrees to indemnify, defend and hold harmless PFPC and its affiliates, including their respective officers, directors, agents and employees, from all taxes, charges, expenses, assessments, claims and liabilities (including, without limitation, attorneys' fees and disbursements and liabilities arising under the Securities Laws and any state and foreign securities and blue sky laws) arising directly or indirectly from any action or omission to act which PFPC takes in connection with the provision of services to each Fund. Neither PFPC, nor any of its affiliates, shall be indemnified against any liability (or any expenses incident to such liability) caused by PFPC's or its affiliates' own willful misfeasance, bad faith, gross negligence or reckless disregard in the performance of PFPC's activities under this Agreement. Any amounts payable by a Fund hereunder shall be satisfied only against the relevant Fund's assets and not against the assets of any other investment fund of the Trust. The provisions of this
      Section 12 shall survive termination of this Agreement.

13.   Responsibility of PFPC.

      (a) PFPC shall be under no duty to take any action hereunder on behalf of a Fund except as specifically set forth herein or as may be specifically agreed to by PFPC and the Trust in a written amendment hereto. PFPC shall be obligated to exercise care and diligence in the performance of its duties hereunder and to act in good faith in performing services provided for under this Agreement. PFPC shall be liable only for any damages arising out of PFPC's failure to perform its duties under this Agreement to the extent such damages arise out of PFPC's willful misfeasance, bad faith, gross negligence or reckless disregard of such duties.


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

      (b) Notwithstanding anything in this Agreement to the contrary, (i) PFPC shall not be liable for losses, delays, failure, errors, interruption or loss of data occurring directly or indirectly by reason of circumstances beyond its reasonable control, including without limitation (subject to Section 10), acts of God; action or inaction of civil or military authority; public enemy; war; terrorism; riot; fire; flood; sabotage; epidemics; labor disputes; civil commotion; interruption, loss or malfunction of utilities, transportation, computer or communications capabilities; insurrection; elements of nature; or non-performance by a third party provided that PFPC has taken reasonable steps to minimize service interruptions; and (ii) PFPC shall not be under any duty or obligation to inquire into and shall not be liable for the validity or invalidity, authority or lack thereof, or truthfulness or accuracy or lack thereof, of any instruction, direction, notice, instrument or other information that conforms to the applicable requirements of this Agreement and which PFPC reasonably believes to be genuine.

      (c) Notwithstanding anything in this Agreement to the contrary, neither party nor its affiliates shall be liable for any consequential, special or indirect losses or damages, whether or not the likelihood of such losses or damages was known by the party or its affiliates.


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

      (d) Each party shall have a duty to mitigate damages for which the other party may become responsible.

      (e) The provisions of this Section 13 shall survive termination of this Agreement.

14.   Description of Accounting Services on a Continuous Basis.


      PFPC will perform the following accounting services with respect to each
      Fund:

      (i) Journalize investment, capital share and income and expense activities;

      (ii) Verify investment buy/sell trade tickets when received from the Manager for the Fund and transmit trades to the Fund's custodian (the "Custodian") for proper settlement;

      (iii) Maintain individual ledgers for investment securities;

      (iv)  Maintain historical tax lots for each security;

      (v) Reconcile cash and investment balances of the Fund with the Custodian, and provide the Manager with the beginning cash balance available for investment purposes;

      (vi) Update the cash availability throughout the day as required by the Manager;

      (vii) Post to and prepare the Statement of Assets and Liabilities and the Statement of Operations;

      (viii) Calculate various contractual expenses (e.g., advisory and custody fees);

      (ix) Monitor the expense accruals and notify an officer of the Fund of any proposed adjustments;

      (x) Control all disbursements and authorize such disbursements upon Written Instructions;

      (xi)  Calculate capital gains and losses;

      (xii) Determine net income;

      (xiii) Obtain security market quotes from independent pricing services approved by the Manager, or if such quotes are unavailable, then obtain such prices from the Manager, and in either case calculate the market value of the Fund's Investments;

      (xiv) Transmit or mail a copy of the daily portfolio valuation to the Manager;


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

      (xv)  Compute net asset value; and

      (xvi) As appropriate, compute yields, total return, expense ratios, portfolio turnover rate, and, if required, portfolio average dollar-weighted maturity.

15. Privacy. Each party hereto acknowledges and agrees that, subject to the reuse and re-disclosure provisions of Regulation S-P, 17 CFR Part 248.11, it shall not disclose the names, or any other non-public personal information, of investors in a Fund obtained under this Agreement, except as necessary to carry out the services set forth in this Agreement or as otherwise permitted by law or regulation.

16. Description of Administration Services on a Continuous Basis. PFPC will perform the following administration services with respect to each Fund:


      (i)   Prepare quarterly broker security transactions summaries;

      (ii)  Prepare monthly security transaction listings;

      (iii) Supply various normal and customary Fund statistical data as requested on an ongoing basis;

      (iv) Monitor the Fund's status as a regulated investment company under Sub-chapter M of the Internal Revenue Code of 1986, as amended, incorporating information provided by the Manager and forward results for quarterly auditor review;

      (v)   Prepare the Fund's annual and semi-annual shareholder reports;

      (vi) Prepare and coordinate with the Fund's counsel and coordinate the filing of annual Post-Effective Amendments to the Trust's Registration Statement, prepare and file (or coordinate the filing of) (i) semi-annual reports on Form N-SAR and (ii) Notices pursuant to Rule 24f-2;

      (vii) Administratively assist in obtaining the fidelity bond and directors' and officers'/errors and omissions insurance policies for the Fund in accordance with the requirements of Rule 17g-1 and 17d-1(d)(7) under the 1940 Act as such bond and policies are approved by the Trust's Board of Trustees;

      (viii) Draft agendas and resolutions for quarterly board meetings;

      (ix) Coordinate the preparation, assembly and mailing of board materials for quarterly board meetings;


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

      (x)   Attend quarterly board meetings and draft minutes thereof;

      (xi) Maintain the Fund's corporate calendar listing various SEC filing and board approval deadlines;

      (xii) Monitor the Fund's compliance with the amounts and conditions of each state qualification; and

      (xiii) Monitor, on a weekly basis, the Fund's compliance with quantitative requirements set forth in the 1940 Act and in the Fund's prospectus and Statement of Additional Information based upon information in the fund accounting records and incorporating information provided by the Manager and forward results for Manager review, including those relating to diversification, concentration limitations, investments in other investment companies, fund name rule, leverage and senior securities, liquidity requirements, and investments in firms with significant (i.e., representing more than 15% of gross revenues) "securities-related activities."

      All regulatory services are subject to the review and approval of Fund counsel.

17.   Duration and Termination.

      (a) The term of this Agreement is for an initial term beginning from the date of this Agreement and continuing through the close of business three (3) years thereafter (the "Initial Term"). Upon the expiration of the Initial Term, this Agreement will automatically renew for successive terms of one (1) year ("Renewal Terms"). Either Party may terminate this Agreement effective at the end of the Initial Term or any Renewal Term by providing written notice to the other party of its intent not to renew. Notice of termination must be received not less than sixty (60) days prior to the expiration of the Initial Term or the then current Renewal Term. In the event a Fund gives notice of termination, all expenses associated with movement (or duplication) of records and materials and conversion thereof to a successor service provider (or each successor service provider, if there are more than one), and all trailing expenses incurred by PFPC, will be borne by such Fund.


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

      (b) If a party hereto fails in any material respect to perform its duties and obligations hereunder (a "Defaulting Party"), or if a representation and warranty of a party hereof becomes untrue or inaccurate in any material respect, the other party (the "Non-Defaulting Party") may give written notice thereof to the Defaulting Party, and if such material breach shall not have been remedied within thirty (30) days after such written notice is given, then the Non-Defaulting Party may terminate this Agreement by giving thirty (30) days written notice of such termination to the Defaulting Party. Termination of this Agreement by the Non-Defaulting Party shall not constitute a waiver of any other rights or remedies with respect to obligations of the parties prior to such termination or rights of PFPC to be reimbursed for all of its out-of-pocket expenses and its normal monthly fees or other obligations due it. In all cases, termination by the Non-Defaulting Party shall not constitute a waiver by the Non-Defaulting Party of any other rights it might have under this Agreement or otherwise against the Defaulting Party.

      (c) Notwithstanding anything contained in this Agreement to the contrary, should a merger, acquisition, change in control, re-structuring, re-organization or any other decision involving a Fund or any affiliate (as defined under the 1940 Act) of a Fund result in such Fund's desire to cease to use PFPC as the provider of any of the services set forth hereunder in favor of another service provider prior to the expiration of the then current Initial or Renewal Term, PFPC shall make a good faith effort to facilitate a conversion of services to such Fund's successor service provider, however, there can be no guarantee that PFPC will be able to facilitate such a conversion of services on the conversation date requested by such Fund. In connection with the foregoing and prior to such conversion to the successor service provider, the payment of all fees to PFPC as set forth herein shall be accelerated to a date prior to the conversion or termination of services and calculated as if the services had remained with PFPC until the expiration of the then current Initial or Renewal Term and calculated at the asset and/or shareholder account levels, as the case may be, on the date notice of termination was given to PFPC.


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

      (d) Upon occurrence of any of the following events, the party not subject to such event shall have the right to immediately terminate this Agreement upon written notice to the other party: (i) either party ceases doing (or gives notice of ceasing to do) business and its business is not continued by another corporation or entity who has agreed to assume its obligations, (ii) either party becomes insolvent or files for or becomes a party to any involuntary bankruptcy, receivership or similar proceeding, and such involuntary proceeding is not dismissed within forty-five (45) calendar days after filing, or (iii) either party makes an assignment for the benefit of creditors.

18. Notices. Notices shall be addressed (a) if to PFPC, at 301 Bellevue Parkway, Wilmington, Delaware 19809, Attention: President (or such other address as PFPC may inform the Trust in writing); (b) if to a Fund, at 49 Riverside Avenue, Westport, Connecticut 06880, Attention: President (or such other address as the Fund may inform PFPC in writing) or (c) if to neither of the foregoing, at such other address as shall have been given by like notice to the sender of any such notice or other communication by the other party. All notices and other communications, including Written Instructions but excluding Oral Instructions, shall be in writing or by confirming telegram, cable, telex or facsimile sending device. If notice is sent by confirming telegram, cable, telex or facsimile sending device, it shall be deemed to have been given immediately. If notice is sent by first-class mail, it shall be deemed to have been given five (5) days after it has been mailed. If notice is sent by messenger, it shall be deemed to have been given on the day it is delivered.


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

19. Amendments. This Agreement, or any term thereof, may be changed or waived only by written amendment, signed by the party against whom enforcement of such change or waiver is sought.

20. Assignment. PFPC may assign its rights hereunder to any majority-owned direct or indirect subsidiary of PFPC or of The PNC Financial Services Group, Inc., provided that PFPC gives each Fund thirty (30) days prior written notice of such assignment.

21. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

22. Further Actions. Each party agrees to perform such further acts and execute such further documents as are necessary to effectuate the purposes hereof.

23.   Miscellaneous.

      (a) No Changes that Materially Affect Obligations. Notwithstanding anything in this Agreement to the contrary, the Trust agrees not to make any modifications to its registration statement or adopt any policies which would affect materially the obligations or responsibilities of PFPC hereunder without the prior written approval of PFPC, which approval shall not be unreasonably withheld or delayed.

      (b) No Representations or Warranties. Except as expressly provided in this Agreement, PFPC hereby disclaims all representations and warranties, express or implied, made to the Trust or any other person, including, without limitation, any warranties regarding quality, suitability, merchantability, fitness for a particular purpose or otherwise (irrespective of any course of dealing, custom or usage of trade), of any services or any goods provided incidental to services provided under this Agreement. PFPC disclaims any warranty of title or non-infringement except as otherwise set forth in this Agreement.


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

      (c) Entire Agreement. This Agreement embodies the entire agreement and understanding between the parties and supersedes all prior agreements and understandings relating to the subject matter hereof, provided that the parties may embody in one or more separate documents their agreement, if any, with respect to delegated duties and fee schedules.

      (d) Captions. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect.

      (e) Legal Advice. Notwithstanding any provision hereof, the services of PFPC are not, nor shall they be, construed as constituting legal advice or the provision of legal services for or on behalf of a Fund or any other person.

      (f) Information. Each Fund will provide such information and documentation as PFPC may reasonably request in connection with services provided by PFPC to each Fund.

      (g) Governing Law. This Agreement shall be deemed to be a contract made in Delaware and governed by Delaware law, without regard to principles of conflicts of law.

      (h) Partial Invalidity. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby.


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

      (i) Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

      (j) Facsimile Signatures. The facsimile signature of any party to this Agreement shall constitute the valid and binding execution hereof by such party.

      (k) Customer Identification Program Notice. To help the U.S. government fight the funding of terrorism and money laundering activities, U.S. Federal law requires each financial institution to obtain, verify, and record certain information that identifies each person who initially opens an account with that financial institution on or after October 1, 2003. Certain of PFPC's affiliates are financial institutions, and PFPC may, as a matter of policy, request (or may have already requested) the Fund's name, address and taxpayer identification number or other government-issued identification number, and, if such party is a natural person, that party's date of birth. PFPC may also ask (and may have already asked) for additional identifying information, and PFPC may take steps (and may have already taken steps) to verify the authenticity and accuracy of these data elements.

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

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                    PFPC INC.

                                    By:
                                       -----------------------------------------

                                    Title:
                                          --------------------------------------

                                    EIP INVESTMENT TRUST, on behalf of the Funds listed on Schedule A

                                    By:
                                       -----------------------------------------

                                    Title:
                                          --------------------------------------


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

                                   SCHEDULE A
                                   ----------

                           EIP Growth and Income Fund


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